Exhibit 99

INVESTOR CONTACT:

Kiley F. Rawlins, CFA

(704) 849-7496

krawlins@familydollar.com

MEDIA CONTACT:

Josh Braverman

(704) 814-3447

jbraverman@familydollar.com

For Immediate Release

FAMILY DOLLAR INCREASES REGULAR QUARTERLY DIVIDEND BY 16.7%

MATTHEWS, NC, January 19, 2012 — Family Dollar Stores, Inc. (NYSE: FDO) announced today that the Company’s Board of Directors has declared a regular quarterly cash dividend on the Company’s common stock of $0.21 per share, payable Friday, April 13, 2012, to shareholders of record at the close of business on Thursday, March 15, 2012. The quarterly cash dividend of $0.21 per share is an increase of 16.7% from the preceding quarterly cash dividend of $0.18 per share.

“Since issuing our first dividend in 1976, we have increased our dividend each year at a compound average rate of approximately 16%,” said Howard Levine, Chairman & CEO. “The consistency of this record speaks to the sustainability of our model and our commitment to driving shareholder returns.”

About Family Dollar

For more than 50 years, Family Dollar has been providing value and convenience to customers in easy-to-shop neighborhood locations. Family Dollar’s mix of name brands and quality, private brand merchandise, appeals to shoppers in more than 7,100 stores in rural and urban settings across 45 states. Helping families save on the items they need with everyday low prices creates a strong bond with customers who refer to their neighborhood store as “my Family Dollar.” Headquartered in Matthews, North Carolina, just outside of Charlotte, Family Dollar is a Fortune 300, publicly held company with common stock traded on the New York Stock Exchange under the symbol FDO. For more information, please visit www.familydollar.com.

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